SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                          ________________

                            SCHEDULE 13G
                          ________________

       INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
              UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. 1)*

                       AM International, Inc.
                          (NAME OF ISSUER)

                    Common Stock, $.01 par value
                   (TITLE OF CLASS OF SECURITIES)


                             001725 10 0
                           (CUSIP NUMBER)




Check the following box if a fee is being paid with this statement.[ ]

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).



__________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         PAGE 1 OF 5 PAGES

                                 13G

CUSIP No.  001725 10 0
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           Hellmold Associates, Inc.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                     0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                     560,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                     560,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                560,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                8.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
                IA BD
_____________________________________________________________________________
               ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                          PAGE 2 OF 5 PAGES

                                 13G

CUSIP No.  001725 10 0
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           Ralph O. Hellmold
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                     0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                     560,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                     560,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                560,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                8.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
                IN
_____________________________________________________________________________
               ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                          PAGE 3 OF 5 PAGES

           The Schedule 13G initially filed for the year ended December 31, 1994 of (i) Hellmold Associates, Inc. and (ii) Ralph O. Hellmold relating to the common stock, par value $.01 per share (the "Common Stock"), issued by AM International, Inc. (the "Company") is hereby amended by this Amendment No. 1 to the Schedule 13G as follows:

ITEM 4.    OWNERSHIP.

           (a)  Amount beneficially owned:  560,000

           (b)  Percent of class:  8.0%

           (c)  Number of shares as to which such person has:

                (i)  sole power to vote or to direct the vote:   0

                (ii) shared power to vote or to direct the vote: 560,000

                (iii)sole power to dispose or to direct the
                     disposition of:  0

                (iv) shared power to dispose or to direct the
                     disposition of:  560,000


           By virtue of Mr. Hellmold's position as President of Hellmold Associates, Inc., Mr. Hellmold may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 560,000 shares of Common Stock owned beneficially by Hellmold Associates, Inc., constituting 8.0% of the shares of Common Stock outstanding and, therefore, Mr. Hellmold may be deemed to be the beneficial owner of such shares.





                          PAGE 4 OF 5 PAGES

ITEM 10.   CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

           By signing below Hellmold and Associates, Inc. and Ralph O. Hellmold certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                              SIGNATURE

           After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                February 9, 1996


                                HELLMOLD AND ASSOCIATES, INC.



                                By:/s/ RALPH O. HELLMOLD
                                   Name:  Ralph O. Hellmold
                                   Title: President



                                   /s/ RALPH O. HELLMOLD
                                   Ralph O. Hellmold




                          PAGE 5 OF 5 PAGES